EXHIBIT 21.1

SUBSIDIARIES OF SCHMITT INDUSTRIES, INC.
AS OF MAY 31, 2006

Subsidiary	State of Incorporation or Country in Which Organized
Schmitt Measurement Systems, Inc.	Oregon
Schmitt Europe, Ltd.	United Kingdom